EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of July 23, 2010 is entered into by and between Jintai Mining Group, Inc., a Delaware corporation (the “Company”), and Shaoying Li (the “Executive”, and collectively with the Company, the “Parties”), and shall become effective as of the date hereof (the “Effective Date”).

WITNESSETH:

WHEREAS, the Company is engaged in the business of mining and production of refined lead and zinc mineral products in the People’s Republic of China(the “Business”);

WHEREAS, Executive has represented to Company that he has the experience, background and expertise necessary to enable her to be the Chief Financial Officer of the Company; and

WHEREAS, based on Executive’s representation and the Company’s reasonable due diligence, the Company wishes to employ Executive as its Chief Financial Officer, and the Executive wishes to enter into such employment with the Company and to enter into this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, and for other good and valuable consideration, the Parties hereby agree as follows:

1.	Definition. As used herein, the following terms shall have the following meanings:

1.1           “Affiliate” of a Person (the “Person”) means any other Person directly or indirectly controlling, controlled by or under common control with the Subject Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and includes (a) ownership directly or indirectly of 50% or more of the shares in issue or other equity interests of such Person; (b) possession directly or indirectly of 50% or more of the voting power of such Person or (c) the power directly or indirectly to appoint a majority of the member of the board of directors or similar governing body of such Person, and the terms “controlling” and “controlled” have meaning correlative to the foregoing.

1.2           “Board” means the Board of Directors of the Company.

1.3           “ Person”, for the purpose of this Agreement, means an individual, corporation, joint venture, enterprise, partnership, trust, unincorporated association, limited liability company, government or any department or agency hereof, or any other entity.

1.4           “Prospective Customer” means any Person who has either (a) entered into a nondisclosure agreement with the Company or its subsidiary or Affiliate; or (b) has received a reasonably detailed written proposal from the Company or its subsidiary or Affiliate, and such Person has not yet rejected such proposal.

2.	Employment.

2.1           Agreement to Employ.  As of the Effective Date, the Company hereby agrees to employ Executive, and Executive hereby accepts such employment, subject to the provisions of this Agreement, as an officer of the Company.

2.2           Duties.  Executive shall serve as the Chief Financial Officer of the Company. In such position, Executive shall have such responsibilities typically associated with such title and as may otherwise be assigned to her by the Company. Executive shall report directly to the Board. The Board shall have the right to adjust the duties and authority of Executive, provided that such adjustment shall not be inconsistent with applicable laws, regulations and rules.

2.3           Term of Employment.  Subject to the provisions of Section 5 of this Agreement, this Agreement shall be effective for a period of two (2) year commencing on the Effective Date, unless earlier terminated pursuant to Section 4 hereof (the “Term”).

3.    Compensation.

3.1           Salary.  The Company shall pay Executive an annual salary of Three Hundred and Sixty Thousand Renminbi (RMB 216,000) (the “Salary”), payable in monthly installments of thirty thousand Renminbi (RMB 30,000). The Salary shall be paid in equal installments throughout the year, consistent with the normal payroll practices of the Company.

3.2           Business Expenses.  During the Term, the Company, in accordance with Company policies as are in effect from time to time, shall reimburse all reasonable business expenses incurred by Executive in the performance of his duties hereunder provided Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form required by the Company sufficient to substantiate a deduction for such reasonable business expenses under all applicable rules and regulations of Federal and State taxing authorities.

4.    Termination.  Notwithstanding any other provision of this Agreement:

4.1           For Cause by the Company.  The Company hereunder, may terminate the Term, and the Executive’s employment at any time for Cause (as defined below) upon delivery of a Notice of Termination (as defined in Section 4.4) by the Company to Executive, in which the cause or reason of such termination is stated.  For purposes of this Agreement, “Cause” means, in each case, as reasonably determined by the Board: (i) conviction of, or entry of a pleading of guilty or no contest by, Executive with respect to a felony or any lesser crime of which fraud or dishonesty is a material element; (ii) Executive’s willful dishonesty towards the Company; (iii) Executive’s willful and continued failure to perform substantially all of his duties with the Company, or a failure to follow the lawful direction of the Board after the Board delivers a written demand for substantial performance and Executive neglects to cure such a failure to the reasonable satisfaction of the Board within five (5) business days following receipt of such written demand; (iv) Executive’s knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations or his material breach of this Agreement; (v) Executive’s theft, fraud, embezzlement, dishonesty or similar conduct which has resulted or is likely to result in material damage to the Company or any subsidiaries and Affiliate; or (vi) Executive’s habitual intoxication or continued abuse of illegal drugs which materially interferes with Executive’s ability to perform his assigned duties and responsibilities.  If Executive is terminated for Cause pursuant to this Section 4.1, he shall be entitled to receive only his Salary through the date of termination and he shall have no further rights to any compensation (including any Salary) or any other benefits under this Agreement.

4.2           Disability or Death.  The Term and Executive’s employment hereunder, shall terminate immediately upon his death or following delivery of a Notice of Termination by the Company to Executive if Executive becomes physically or mentally incapacitated, whether total or partial, and is therefore unable to perform substantially all of his duties and responsibilities hereunder for a period of ninety (90) consecutive days (such incapacity is hereinafter referred to as “Disability”).  Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive his Salary through the date of termination, any earned but unpaid vacation, and all other compensation and benefits that were vested through the date of Disability or death.  All other benefits, if any, due Executive following the Executive’s termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company, provided, however, that Executive (or his estate, as the case may be) shall not be entitled to participate in any severance plan, policy or program of the Company.

4.3           Termination by Company Without Cause.  Executive’s employment may be terminated without Cause by the Company by delivery of written notice to Executive at least ninety (90) days prior to the termination date (“Early Termination by Company”).  It is expressly agreed and understood that if Executive’s employment is terminated by the Company without Cause as provided in this Section 4.3, it shall not impair, limit or otherwise affect Executive’s Continuing Obligations (as defined below).  Upon the effective date of the Early Termination by Company, Executive shall be entitled to all compensation and benefits that were vested through such Early Termination by Company date.

4.4           Termination by Executive.  Executive’s employment may be terminated by Executive without further liability on the part of Executive (other than with respect to those provisions of this Agreement expressly surviving such termination) by written notice to the Company at least thirty (30) days prior to such termination date (“Termination by Executive”).  It is expressly agreed and understood that if Executive’s employment is terminated by the Executive as provided in this Section 4.4, it shall not impair, limit or otherwise affect Executive’s Continuing Obligations (as defined below).  Upon the effective date of the Termination by Executive, Executive shall be entitled to all compensation and benefits that were vested through such Termination by Executive date.

4.5           Notice of Termination.  The “Date of Termination” shall mean the applicable date on which the Executive’s employment is terminated under this Agreement.  Any purported termination of employment by the Company or Executive (other than on account of the death of Executive) shall be communicated by a written Notice of Termination to Executive or the Company, respectively, delivered in accordance with Section 8.4 hereof.  For purposes of this Agreement, a “Notice of Termination ” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, the date of termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.  The date of termination of Executive’s employment shall be the date so stated in the Notice of Termination and shall be no less than thirty (30) days following the delivery of a Notice of Termination; except that: (a) in the case of a termination by the Company for Cause in accordance with the terms of Section 4.1 hereof, in which case the date of termination of Executive’s employment may be, at the sole discretion of the Company, the same date as the delivery of the Notice of Termination; and (b) in the case of a Termination by Executive in accordance with the terms of Section 4.4 hereof, the Company shall have the option, in its complete discretion and upon payment of all compensation and benefits then due and owing through the last day of the notice period, to make Executive’s termination effective at any time prior to the end of such thirty (30) day notice period and, thereafter, all of Company’s obligations under this Agreement shall cease.

4.6           Payment.  The Executive shall not be entitled to severance payments or participate in any severance plan, policy or program of the Company upon any termination provided in Section 4 herein.  Except as otherwise provided in this Agreement, any payments to which the Executive shall be entitled under this Section 4, including, without limitation, any economic equivalent of any benefit, shall be made as promptly as possible following the Date of Termination, but in no event more than thirty (30) days after the Date of Termination.  If the amount of any payment due to the Executive cannot be determined within thirty (30) days after the Date of Termination, such amount shall be reasonably estimated on a good faith basis by the Company, and such estimated amount shall be paid no later than thirty (30) days after such Date of Termination.  As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to the Executive shall be made as promptly as practicable.

4.7           Continuing Obligations.  Notwithstanding termination of this Agreement as provided in this Section 4 or any other termination of Executive’s employment with the Company, Executive’s obligations under Section 6 hereof (collectively, the “Continuing Obligations”) shall survive any termination of Executive’s employment with the Company at any time and for any reason.

5.    Executive’s Representation. The Executive represents and warrants to the Company that: (a) he has the knowledge and experience to perform his duties as described in Attachment I, and that his qualifications as represented to the Company are true and accurate; (b) he has not been charged with or convicted of any criminal or regulatory violation, and to the best of his knowledge is not the subject of any on-going investigation by any governmental agency; (c) he is not subject to any contractual, fiduciary or other obligation which may affect the performance of his duties under this Agreement; (d) he has terminated any and all contractual obligation which may affect his performance under this Agreement; and (e) his employment with the Company shall not require her to use or disclose proprietary or confidential information of any other person or entity.

6.    Non-Disclosure of Confidential Information ; Non-Competition and Non-Solicitation. Executive acknowledges that his employment position with the Company is one of trust and confidence.  Executive further understands and acknowledges that, during the course of Executive’s employment with the Company, Executive will be entrusted with access to certain confidential information, specialized knowledge and trade secrets which belong to the Company, its subsidiaries or Affiliates, including, but not limited to, their methods of operation and developing a customer base, its manner of cultivating customer relations, its practices and preferences, current and future market strategies, formulas, patterns, patents, devices, secret inventions, processes, compilations of information, records, and customer lists, all of which are regularly used in the operation of their business and which Executive acknowledges have been acquired, learned and developed by them only through the expenditure of substantial sums of money, time and effort, which are not readily ascertainable, and which are discoverable only with substantial effort, and which thus are the confidential and the exclusive property of the Company and its subsidiaries (“Confidential Information”).  Executive covenants and agrees to use his best efforts and utmost diligence to protect any Confidential Information from disclosure to third parties.  Executive further acknowledges that, absent the protections afforded the Company and its subsidiaries in this Section 6, Executive would not be entrusted with any of such Confidential Information. Accordingly, Executive agrees and covenants as follows:

6.1           Executive agrees (whether during or after Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company, or its officers, directors, managers or shareholders of the Company or its subsidiaries and Affiliates unless giving truthful testimony under subpoena;

6.2           During the period of Executive’s employment with the Company and for five (5) years immediately following the termination of such employment, Executive shall not disclose or reveal to any person, firm or corporation other than in connection with the business of the Company and its subsidiaries or as may be required by law, any Confidential Information used or useable by the Company or any of its subsidiaries, divisions or Affiliates (collectively the “Companies”) in connection with their respective businesses, known to Executive as a result of his employment by the Company, or other relationship with the Companies, and which is not otherwise publicly available.  Executive further agrees that during the Term and for five (5) years thereafter, he shall keep confidential and not disclose or reveal to any person, firm or corporation other than in connection with the business of the Companies or as may be required by applicable law, any information received by her during the course of his employment with regard to the financial, business, or other affairs of the Companies, their respective officers, directors, customers or suppliers which is not publicly available;

6.3           Upon the termination of Executive’s employment with the Company, Executive shall return to the Company all documents, customer lists, customer information, product samples, presentation materials, drawing specifications, equipment and other materials relating to the business of the Company, which Executive hereby acknowledges are the sole and exclusive property of the Company.  Nothing in this Agreement shall prohibit Executive from retaining any of his personal belongings and documents;

6.4           During the term of the Agreement and for a period of two (2) years immediately following the termination of the Executive’s employment with the Company, Executive shall not compete, or participate as a shareholder, director, officer, partner (limited or general), trustee, holder of a beneficial interest, Executive, agent of or representative in any business competing directly with the Companies without the prior written consent of the Company, which may be withheld in the Company’s sole discretion; provided, however, that nothing contained herein shall be construed to limit or prevent the purchase or beneficial ownership by Executive of less than five percent (5%) of any security registered under Section 12 or 15 of the Securities Exchange Act of 1934; and

6.5           During the period of Executive’s employment with the Company, Executive agrees to offer or otherwise make known or available to it, as directed by the Board of Directors of the Company without additional compensation or consideration, any business prospects, contracts or other business opportunities that Executive may discover, find, develop or otherwise have available to Executive that relate to the business or activities in which the Company, its Affiliates or its subsidiaries are engaged in and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

6.6           During the term of the Agreement and for a period of two (2) years immediately following the termination of the Executive’s employment with the Company, Executive shall not:

6.6.1           Solicit or accept competing business from any customer of the Companies, or any person or entity known by Executive to be or have been, during the preceding eighteen (18) months, a customer or Prospective Customer of the Companies without the prior written consent of the Company;

6.6.2           Encourage, request or advise any such customer or Prospective Customer of the Companies to withdraw or cancel any of their business from or with the Companies;

6.6.3           Conspire with any person employed by any of the Companies with respect to any of the matters covered by this Section 6;

6.6.4           Encourage, induce or solicit any person employed by any of the Companies to facilitate Executive’s violation of the covenants contained in this Section 6;

6.6.5           Assist any entity to solicit the employment of any Executive of any of the Companies; or

6.6.6           Employ or hire any Executive of the Companies, or solicit or induce any such person to join the Executive as a partner, investor, co-venturer, or otherwise encourage or induce them to terminate their employment with any of the Companies.
6.7           During and after Executive’s employment, Executive shall reasonably cooperate with the Company in the defense, procurement, maintenance and enforcement of (i) any claims or actions (other than those brought by Executive) now in existence or which may be brought in the future against or on behalf of the Company, its Affiliates or any subsidiary thereof that relate to the Confidential Information and any and all events or occurrences that transpired while Executive was employed by the Company. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness at mutually convenient times but shall not include, for any period after the Executive’s employment with the Company has terminated, any activities that materially interfere with the Executive’s new employment obligations.  During and after Executive’s employment, Executive also shall reasonably cooperate in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company (to the extent such cooperation does not conflict with or impair Executive’s legal rights in connection with any such matter).

Executive expressly acknowledges that all of the provisions of this Section 6 of this Agreement have been bargained for and Executive’s agreement hereto is an integral part of the consideration to be rendered by the Executive which justifies the rate and extent of the compensation provided for hereunder. Executive further acknowledges and agrees that a violation of any one of the covenants contained in this Section 6 shall cause irreparable injury to the Company, that the remedy at law for such a violation would be inadequate and that the Company shall thus be entitled to temporary injunctive relief to enforce that covenant until such time that a court of competent jurisdiction either (a) grants or denies permanent injunctive relief or (b) awards other equitable remedy as it sees fit.

7.    Successors.

7.1           Executive.  This Agreement is personal to Executive and without the prior express written consent of the Company, shall not be assignable by Executive, except the Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or a qualified domestic relations order or in connection with a Disability.  This Agreement shall inure to the benefit of and be enforceable by Executive’s estate, heirs, beneficiaries, and/or legal representatives.

7.2           The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

8.    Miscellaneous.

8.1           Indemnification.  The Company and each of its subsidiaries shall, to the maximum extent provided under applicable law, indemnify and hold Executive harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, Executive’s employment by the Company, other than any such Losses incurred as a result of Executive’s negligence or willful misconduct.  The Company shall, or shall cause a subsidiary thereof to, advance to Executive any expenses, including attorney’s fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law.  Such costs and expenses incurred by Executive in defense of any such proceeding shall be paid by the Company or applicable subsidiary in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that Executive is not entitled to be indemnified by the Company or any subsidiary thereof.  The Company shall provide Executive with coverage under all director’s and officer’s liability insurance policies which shall be in effect during the Term, with no deductible payable by Executive.

8.2           Applicable Law; Jurisdiction.  Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws. Any judicial proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any agreement identified herein may be brought only in state or federal courts of the State of Delaware, and by the execution and delivery of this Agreement, each of the parties hereto accepts for themselves the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, waives any objection to venue laid therein and agrees to be bound by the judgment rendered thereby in connection with this Agreement or any agreement identified herein.

8.3           Amendments.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

8.4           Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by United States registered mail shall be deemed given seven  (7) days after the date of deposit in the United States mail.

If to the Executive:

Mr. Shaoying Li
Room 2204, No. 933 Jinshu Road Tianhe District
Guangzhou, Guangdong province
China

If to the Company:
No. 48 Qiaodong Road, Sien Town,
Huanjiang County Hechi City,
Guangxi Province, China 547100
Tel: + (86 778) 220-5911

Attn:  Kuizhong Cai

With a copy to (which shall not constitute notice):
Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, NY 10022
Tel: (212) 752-9700
Fax: (212) 980-519
Attn: Jay Kaplowitz

8.5           Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement, such national, provincial, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.6           Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, each such provision shall be processed with whatever deletion or modification is necessary so that the provision is otherwise legal, valid and enforceable and gives effect to the commercial intention of the parties. To the extent it is not possible to delete or modify the provision, in whole or in part, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the validity, legality and enforceability of the remaining provisions of this Agreement shall, subject to any deletion or modification made hereunder, not be affected.

8.7           Entire Agreement; Captions.  This Agreement contains the entire agreement among the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. Titles and headings to sections in this Agreement are for the purpose of reference only and shall in no way limit, define, or otherwise affect any provisions contained therein.

8.8           Survivorship.  The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement or the Executive’s employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

8.9           Waiver; Remedies Cumulative.  Either Party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.  All remedies provided in this Agreement are in addition to all other remedies provided under this Agreement or applicable law.

8.10         Joint Efforts/Counterparts.  Preparation of this Agreement shall be deemed to be the joint effort of the Parties hereto and shall not be construed more severely against any party.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

COMPANY		EXECUTIVE

JINTAI MINING GROUP, INC.

By:	/s/ Kuizhong Cai	/s/ Shaoying Li
	Kuizhong Cai	Shaoying Li
President